CONTRACT

BETWEEN

TERRESTAR NETWORKS INC.

AND  SKYTERRA LP

AND

INFINEON TECHNOLOGIES AG

FOR THE

DESIGN AND DEVELOPMENT OF SDR MODEM PLATFORMS

March 31, 2009

TABLE OF CONTENTS

Page

1.	Scope of Work	4
2.	Contractor Performance Schedule	6
3.	CUSTOMER(s)-Furnished Items.	6
4.	Milestone Acceptance	8
5.	Changes	9
6.	Price	10
7.	Payment Terms	11
8.	Warranty	12
9.	Personnel and Key Personnel	14
10.	Major Subcontracts	15
11.	Access to Works in Process	16
12.	Intellectual Property Rights	16
13.	Intellectual Property Rights Indemnity	18
14.	General Indemnity	21
15.	Confidential Information	21
16.	Termination For Default, Excessive Force Majeure 23
17.	Force Majeure	24
18.	Termination for Convenience	25
19.	applicable law, Compliance with Law	25
20.	Dispute Resolution	26
21.	Contractor Insurance Requirements	27
22.	Communications	28
23.	Public Release of Information	29
24.	Order of Precedence	29
25.	Limitation of Liability	29
26.	General	29
27.	Entire Agreement	31

i

PREAMBLE

This Contract for the Design and Development of SDR Modem Platforms is a contract between Infineon Technologies AG with its principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany (hereinafter referred to as the “Contractor”), TerreStar Networks Inc., a corporation organized under the laws of Delaware with its principal place of business at One Discovery Square, Suite 900, 12010 Sunset Hills Road, Reston, Virginia 20190 (hereinafter referred to as “TerreStar”) and SkyTerra LP, a limited partnership organized under the laws of Delaware with offices at 10802 Parkridge Boulevard, Reston, VA 20191, USA (hereinafter referred to as “SkyTerra”). Contractor, TerreStar and SkyTerra may each be referred to individually as a “Party” and collectively as the “Parties.” TerreStar, SkyTerra and any other party entering into this Contract after the EDC pursuant to Section 5.2 may individually or collectively be referred to as “Customer” or “Customers”.

The effective date of this Contract (“EDC”) is March 31, 2009.

Capitalized terms shall have the meaning ascribed to them below, in the Exhibits, or in the Glossary attached at Attachment 1, as the case may be.

RECITALS

          WHEREAS, each Customer has been licensed by the U.S. Federal Communications Commission to construct, launch and operate a communication system to be utilized by the respective Customer to provide mobile satellite services that is composed of a space-based network, an ancillary terrestrial component system, and mobile terminals; and

          WHEREAS, as of EDC, Customers intend for the mobile terminals to include a multi-standard software defined radio (“SDR”) integrated chipset (the “SDR Modem Platform,”) as more fully described in Exhibit A (Statement of Work) and Exhibit B (Specifications) of the Initial Exhibit Set; and

          WHEREAS, Contractor desires to design and develop one or more SDR Modem Platforms and Customers desire to procure from Contractor such design and development services, and other related services as described in the respective Exhibit Set and/or described in this Contract; and

          WHEREAS, the Parties have entered into a pre-development agreement for the SDR Modem Platform on July 06, 2008, Amendment 1 thereto on September 15, 2008 and Amendment 2 thereto on December 04, 2008; and

WHEREAS,the Parties desire to enter into a master agreement that will provide them with the flexibility to contract for the provision of additional SDR Modem Platform designs and related services, if desired; and

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

1.	Scope of Work
1.1	Contract Structure. This Contract is a master agreement under which the Parties may agree upon one or more Projects for professional services, as further described in Section 1.2.

1.2

Projects. From time to time the Parties may agree upon a project for certain Services to be performed by Contractor (“Project”). The work for a Project may be performed on a time-and-materials basis (a “T&M Project”) or on a firm-fixed price basis (a “FFP Project”). The details of each Project shall be laid down in writing in a set of Exhibits (“Exhibit Set”) agreed by the Parties and comprising at a minimum:

(i)        a Statement of Work including a description of the Contractor Services and/or Deliverables, as well as the responsibilities and items to be furnished by the Customers and other Project specific conditions, if any,

(ii)	the Specifications and Acceptance Test criteria for Deliverables, and

(iii)      the Milestone Schedule for the Deliverables and the Payment Plan including the remuneration for the Services and/or Deliverables and the payment terms.

A Project shall be binding and enforceable only when the relevant Exhibit Set is signed by the authorized representatives of each Party.

1.3

InitialExhibit Set. As of EDC, the Parties hereby agree to an initial FFP Project with a Purchase Price as set forth in Section 6.2 (the “Initial Project”). The Initial Project will be for the design, development, testing, integration and demonstration of a SDM Modem Platform as more fully detailed in the following documents to be agreed upon and dated on even date hereof. These documents form a part of the Initial Project and include: (a) Exhibit A: a SDR Modem Platform Statement of Work; (b) Exhibit B: a SDR Modem Platform Technical Specification; and (c) Exhibit C: a SDR Modem Platform Payment Plan and Milestone Schedule (collectively, such exhibits are referred to as the “Initial Exhibit Set”).:

1.4

Provision of Services and Materials. Contractor shall perform the activities and accomplish the tasks and deliver to Customers the deliverables described in the applicable Statement of Work and Specifications (the “Deliverables”), and shall perform the services as set forth in this Contract and the applicable Statement of Work (collectively, the “Services”). Contractor shall ensure it has the personnel, materials, facilities and other resources necessary to perform the Services and deliver the Deliverables in accordance with this Contract, excluding items specified as Customer-Furnished Items (“CFI”) in the applicable Statement of Work.

1.5	Options.

1.5.1

Options for Initial Exhibit Set. Subject to an executed written agreement to be negotiated in good faith by Customer(s) and Contractor on mutually agreeable and commercially reasonable terms and conditions, with respect to the Initial Exhibit Set, Customers may jointly or severally procure one or more of the following additional Deliverables and/or Services from Contractor:

(a)

Testing Services. At any time during this Contract, either Customer (or its respective designees) may request testing services in addition to those set forth below relating to the Product Deliverables.

(b)	Mobile Phone/Data Card Demonstrator Design and Verification Services. At any time up to twelve (12) months following Final Acceptance, either Customer (or its respective designees) may request Mobile Phone/Data Card Demonstrator Design and Verification Services as described in the Initial Exhibit Set.

(c)

Mobile Terminal Testing Services. At any time up to thirty six (36) months following Final Acceptance, either Customer (or its respective designees) may request Mobile Terminal Testing Services as described in the Initial Exhibit Set.

(d)

SDR-MP Mobile Terminal Functional Upgrade to LTE. Either Customer (or its respective designees) may request an upgrade to the SDR-MP (as defined in the Initial Exhibit Set) which shall enable the platform additionally to operate the LTE protocol.  Such upgrade shall include updated RF transceiver hardware and firmware, updated baseband firmware and software, and such integration and testing as may be necessary.  The Contractor agrees that the SDR-BB in the Product includes the necessary hardware to support LTE functionality, as defined in the 3GPP standards as of EDC, and neither Customer will be financially liable for hardware related changes in the SDR-BB in case of SDR-MP functional upgrade to LTE.

1.5.2	Options for All Exhibit Sets. With respect to any and all Exhibit Sets, Customers may jointly or severally procure additional Deliverables and/or Services from Contractor as follows:
(a)

Production Contract. Subject to the terms and conditions of a separate supply agreement either (i) between the Contractor and one or both Customers or their respective designees; or (ii) between Contractor and a handset manufacturer designated by either Customer (each a “Production Contract”), Contractor will supply production units of the SDR Modem Platform. Production Contracts between Customers and Contractor and new Production Contracts between Contractor and handset manufacturers will be at commercially reasonable terms, no less favorable to the buyer than Contractor’s then-current standard sales agreement terms and conditions. The price for each production unit may be pre-determined between the Parties in accordance with Section 1.5.2(b).

(b)

Establishing the Production Unit Pricing. For each Project the Parties may mutually agree in writing on an initial price range for production units of the SDR Modem Platform. In the event of such written agreement, the pricing of SDR Modem Platforms in the Production Contracts will not exceed the maximum price in such initial price range. The initial price range may be specified in any of the Project documents contained in the applicable Exhibit Set. In an Exhibit Set the Parties may also agree on a specific date for establishing a firm price for production units of the respective SDR Modem Platform. In such a case Contractor shall provide its firm price to Customers on that date and all such production units sold by Contractor under a Production Contract will not exceed the firm pricing.

(c)

Other Production Unit Pricing Parameters. In any event, the price of a production unit under the Production Contract shall not exceed prices charged to any Customers Competitor for the purchase of a similar or lesser quantity of SDR Modem Platforms for similar applications and provided that similar terms and conditions apply for the supply of such production units to Customers Competitors.

1.6	Documentation. All Deliverables provided to Customers shall be accompanied by documentation sufficient to enable Customers to use the same. Any documentation to be provided by Contractor for a Deliverable shall be written in such a manner as to permit a competent engineer who is a qualified specialist in view of SDR Modem Platforms or a qualified specialist in terrestrial wireless (e.g. familiar with 3GPP standards, familiar with cellular baseband design, familiar with cellular platforms) butwho was not involved in the development of the associated Deliverable to understand the function and operability of the Deliverable on his or her own without recourse to Contractor or any third party. All documentation provided as Deliverables under an Exhibit Set shall be provided in electronic format, unless otherwise agreed between the Parties in the respective Exhibit Set. Any data or documentation provided under this Contract shall be in the English language and, if in electronic form, shall be embodied in, or in a form compatible with, Microsoft Office software.

1.7

Progress Meetings. The Parties shall schedule meetings on a regular basis to review the progress of the performance of each Project. The Parties shall promptly inform one another in writing in the event that they become aware of any delay or non conformance of any CFI or any Deliverable or Services. The Parties will use reasonable efforts to notify one another, if they become aware of information material for the Deliverables and Services provided by the other Parties during the term of this Contract which differs from information concerning the Deliverables and Services provided to the other Party by Contractor, Customers or Customer’s Subcontractors under this Contract. At any time during this Contract, either Customer may request and Contractor shall promptly provide to the Customers a written update of the current status of any Project hereunder.

2.	Contractor - Performance Schedule
2.1	Milestones. Contractor shall provide the Deliverables and/or Services in accordance with the applicable Milestone Schedule and all other applicable scheduling requirements.
2.2

Notice of Delay. Should Contractor realize that it cannot adhere to the delivery dates for any Deliverable set forth in the applicable Milestone Schedule, Contractor shall without delay inform the Customers in writing and indicate the cause for and prospective duration of the delay. The Parties shall endeavor to find reasonable remedial measures.

2.3

Liquidated Damages for Delay. To the extent due to a delay for which Contractor or its Subcontractors are solely responsible, Contractor does not deliver a Deliverable on the delivery date for a Key Milestone set forth in the applicable Milestone Schedule (“Delay”), Contractor shall be liable to Customers for liquidated damages as set forth in the applicable Exhibit Set which, where not otherwise stated, are deemed to include in all cases at least a minimum thirty (30) day grace period prior to any right to liquidated damages commencing. Subject to Customer’s applicable termination rights according to Section 16.1.2 (c), the liquidated damages described in this section shall be the sole and exclusive remedy for Customers in case of Contractors’ Delay.

3.	Customers - Furnished Items
3.1

Customers - Furnished Items. Customers acknowledge that, for the performance of the Services and delivery of Deliverables, Contractor will depend on the items and services identified as CFI in the applicable Statement of Work to be provided by Customers or Subcontractors of Customers. Customers shall themselves, or shall ensure that their respective Subcontractors provide to Contractor the CFI in the applicable Statement of Work. Contractor shall be entitled to use the CFI solely for the purpose of Contractor performing its obligations under this Contract without prejudice to Contractor’s rights to use CFI contained in Foreground IP as set forth in

Section 12. For the avoidance of doubt, no item, information, services or other materials shall be considered to be CFI unless expressly identified as such in the applicable Statement of Work.

In no event shall Contractor be liable under or in connection with this Contract in any way related to the performance, functionality or timely delivery of CFI or any part thereof or any other components or services provided by Customers or any of its Subcontractors.

3.2

CFI Delay. In the event that any Customer, or respective Subcontractor of a Customer, fails to deliver conforming CFI in accordance with the applicable Exhibit Set on the delivery date set forth in the applicable Milestone Schedule, except where such failure to timely deliver is caused by Contractor, the same shall not be considered a breach of this Contract but the failing Customer shall be liable for Idling Fees as set forth in the applicable Exhibit Set. Notwithstanding the foregoing, in no event shall Customers be responsible for Idling Fees to the extent a failure or delay in delivering CFI is caused by Contractor or its Subcontractors. Upon Customer acceptance of the associated Key Milestone and waiver of features as further set forth in Section 4 of Exhibit C, and mutual agreement by the Parties as to scope and schedule, Customers shall be entitled to cumulate the corrections of nonconformance of a CFI (“CFI Cumulative Correction”). For the avoidance of doubt, nothing in this paragraph shall be construed to limit Customer’s obligations for Idling Fees as set forth in Exhibit C for (i) Delay in delivery after the scheduled delivery date of the CFI Cumulative Correction, or (ii) non-conformance of a CFI Cumulative Correction.

3.3

Extended CFI Delay. Should the aggregate days of delay in Customer(s)’s provision of conforming CFI pursuant to Section 3.2 and the applicable Exhibit Set exceed fifteen (15) months from the original date scheduled for delivery of the CFI as set forth in the applicable Milestone Schedule, Contractor may terminate the impacted Project by written notice to Customers.

3.4

Conditions for Use. Without prejudice to the restrictions set forth in Section 12.3, Contractor shall not provide access to or grant a right to use the CFI to any third party other than its Subcontractors in such case solely for purposes of performing the Services or developing the Deliverables.

3.5

Customer(s) Subcontractors. Customers may forward to their Subcontractors (other than Infineon Competitors) who need to know, the Deliverables or documentation of Contractor for the purpose of the fulfillment of Customers obligations under this Contract, provided they have in place with such Subcontractors a written undertaking to treat the respective information confidential in a way at least as stringent as set forth in this Contract and ensure by written agreement with such Subcontractor that Contractor’s rights and benefits under this Contract will not be impaired by the engagement of such Subcontractors. Each Customer shall be responsible towards Contractor for any acts or omissions of its respective Subcontractors, including any non-compliance with the provisions of this Contract or damages caused by its Subcontractors, in the same manner as if caused by the applicable Customer itself. Except as provided in Section 16, any failure by a Subcontractor of a Customer to meet its obligations to that Customer shall not constitute a Force Majeure Event and shall not relieve that Customer from meeting any of its obligations under this Contract. Notwithstanding the foregoing, Customers shall be jointly responsible towards Contractor for any acts or omissions of their Subcontractor HNS (as defined in the Exhibit A) and any other Subcontractors jointly engaged by Customers.

4.	Milestone Acceptance
4.1

Key Milestone Acceptance. Upon completion of a Key Milestone, Contractor shall provide Customers documentation (and demonstration, where appropriate) with detailed information on the completion of the Key Milestone, and Deliverables, if applicable, as set forth in the applicable Exhibit Set. For Key Milestones associated with Product Deliverables, Contractor shall also provide Customers test logs of Contractor’s own testing of the Product Deliverables in accordance with the acceptance test criteria as set forth in the applicable Exhibit Set (“Acceptance Test”), or as agreed by the Parties at a later time.

4.2

Acceptance Review Period. Each Customer shall provide written feedback to Contractor by its respective Customer Program Manager stating its respective acceptance or non-acceptance of a Key Milestone within four (4) weeks from notice and delivery of Contractor on completion of a Key Milestone. If a Key Milestone is not accepted by either Customer, that Customer shall provide detailed information on the cause of the non-acceptance and the reason(s) why that Customer contend and reasonably demonstrate that the Contractor did not fulfill its duties and obligations as set forth in this Contract and the applicable Exhibit Set. Non-Acceptance of a Key Milestone by one Customer shall be deemed to be non-acceptance by all Customers. For Key Milestones associated with Product Deliverables, if a Key Milestone is not accepted by Customer(s) due to nonconformance with the Specification (i) Customer(s) shall detail the functionality and test criteria not conforming to the Specification and (ii) Customer(s) shall reasonably demonstrate the nonconformance, enabling the Contractor to reproduce the nonconformance.

4.3	Non-Conformance.

If a Key Milestone is not accepted by Customer(s) due to nonconformance with the respective Exhibit Set for which Contractor or its Subcontractors are solely responsible and in accordance with Section 4.2, the following shall apply:

4.3.1

Correction of Deliverables. Unless the Parties agree to a Cumulative Correction in accordance with Section 4.3.2 below, Contractor shall thereupon supply Customers with Deliverables conforming to respective Exhibit Set. Subject to Section 4.3.2, and for the avoidance of doubt, Liquidated Damages in accordance with Exhibit C shall be applicable from the date that Customer(s) provides notice to Contractor of such nonconformance in accordance with Section 4.2 until such time as the missed Key Milestone is delivered by Contractor.

4.3.2

Cumulative Correction. Upon written approval by Customers, and mutual agreement by the Parties as to scope and schedule, such approval not to be unreasonably withheld, in lieu of the provisions of Section 4.3.1, Contractor shall be entitled to cumulate the corrections of nonconformance for more than one Key Milestones into one new hardware and/or new software release, as long as such cumulative corrections will not delay the final Milestone according to the Milestone Plan (“Cumulative Correction”). In case of a Cumulative Correction of a Key Milestone(s) that is/are accepted by Customers, such Key Milestone(s) will be deemed accepted. For the avoidance of doubt, nothing in this paragraph shall be construed to limit Contractor’s obligations for liquidated damages as set forth in Exhibit C for (i) Delay in delivery after the scheduled delivery date of the Cumulative Correction, or (ii) non-conformance of a Cumulative Correction.

Should Contractor be unable to remedy the nonconformance in accordance with either Section 4.3.1 or Section 4.3.2, the Parties shall consult forthwith in good faith to determine the timing and delivery by Contractor of the replacement of the SDR-BB with a hardware based implementation of a baseband consisting of terrestrial and satellite functionality complying with the Specification set forth in the applicable Exhibit Set. For the avoidance of doubt, nothing in this paragraph shall be construed to limit Contractor’s obligations for liquidated damages pursuant to Section 4.3.1 or Section 4.3.2. Subject to Customer’s applicable termination rights according to Section 16.1.2 (c), this shall be the sole and exclusive remedy for Customers in case of Contractor’s nonconformance with the Exhibit Set as described in this Section 4.3.

4.4

Deemed Acceptance. If Customers provide written feedback with acceptance of a Key Milestone, in accordance with Section 4.2, the Key Milestone and all Deliverables associated with the Key Milestone shall be deemed accepted by the Customers. If Customer(s) (i) fail to provide written feedback within four (4) weeks from notice and delivery of Contractor on completion of a Key Milestone, in accordance with Section 4.2, or (ii) fail to detail or reasonably demonstrate nonconformance of Deliverables with Specification, in accordance with Section 4.2, the Key Milestone and all Deliverables associated with the Key Milestone shall be deemed accepted by the Customers.

Contractor’s sole obligation with respect to achieving acceptance shall be to provide Deliverables and all documentation required by Section 4.1 that conform in all material respects with the Specification according to the Acceptance Test, or as will be agreed by the Parties at a later time.

4.5

Final Acceptance. The final Key Milestone shall be accepted or not accepted by Customers in accordance with Sections 4.1 through 4.4, except that any Customer shall be permitted to request an extension of the acceptance review period set forth in Section 4.2, which shall not exceed an additional four (4) weeks. Such request shall not be unreasonably denied by Contractor. Upon such acceptance by all Customers, the obligations of the Contractor with respect to the respective Exhibit Set shall be deemed completed, subject to any on-going warranty, maintenance or other obligations set forth in this Contract.

4.6

Testing. The Acceptance Tests and acceptance criteria will be mutually agreed by the Parties and conducted by Customers, Subcontractors of Customers, or Contractor, as agreed between the Parties in the Exhibit Set, or as will be agreed by the Parties at a later time. Customers shall approve any results of such tests.

5.	Changes
5.1	Product Changes.
5.1.1

Change Request Process. Any Party may request changes in a Specification or a Statement of Work during a Project. Without undue delay upon receipt of such a request from a Customer, or concurrent with its own request, Contractor shall evaluate the requested changes and inform Customers of the effects associated with such changes, including the effects on non-recurring engineering costs, prices and the applicable Milestone Plan schedule and to Contractor’s best knowledge at the time of change request any third party Intellectual Property licenses that are required as a result of the change. If the changes requested by the Customer are technically unfeasible or technically or commercially unreasonable for Contractor, then Contractor shall reasonably substantiate this unfeasibility or unreasonableness and may decline the change; otherwise, the Parties shall negotiate in good faith to find a mutually acceptable solution to implement the changes, agree on the non-recurring engineering costs therefore and amend the respective Exhibit Set accordingly. Any amendment of the Milestone Plan proposed by Contractor for the implementation of the change shall be in accordance with additional time periods reasonably necessary for Contractor to implement the change and any amendment to the non-recurring engineering costs and price proposed by Contractor shall be consistent with Contractor’s pricing as applied to similar Services and/or Deliverables under the original Project unless a need for a different pricing due to change in Contractor’s cost basis is reasonably substantiated by Contractor.

5.1.2.

Writing Requirement. Any such changes to the Specification and amendments to any Exhibit Set shall only be valid if documented in writing and signed by authorized representatives of the Parties. Should the Parties fail to mutually agree on a requested change, the non-recurring engineering costs or the necessary amendments to the respective Exhibit Set, the Project shall be executed according to the latest mutually agreed upon Specification.

5.2	Addition of New Customers.

Upon the joint written request of the Customers, the Parties shall mutually agree to amend this Contract to add up to two (2) additional third party(ies) as Customers (either for purposes of this Contract, as a whole, or for purposes of a specific Project only). Without undue delay upon receipt of such a request from Customers that a new party is interested in joining this Contract as a whole or for purposes of a specific Project, Contractor shall evaluate any requested changes to the Contract and applicable Exhibit Sets and inform Customers of the effects associated with such changes, including the effects on non-recurring engineering costs, prices and the applicable Milestone Plan schedule, and the Parties shall mutually agree in writing on any required amendments to the same. For purposes of clarification, with respect to the Initial Exhibit Set the addition of one or more additional Customers shall not give rise to an increase in the Purchase Price, provided that Exhibit A and Exhibit B of the Initial Exhibit Set remain unchanged.

6.	Price
6.1

Estimated Price for T&M Projects. For each T&M Project, Contractor shall estimate, in good faith and based on and taking into consideration all facts of the T&M Project as timely made known to Contractor in writing by Customers, the approximate amount of charges, which will be specified in the applicable Statement of Work (the “Estimated Price”). Contractor will perform the Services and develop the Deliverables on a time and materials basis as described in the applicable Exhibit Set and each Customer shall, as consideration therefore, pay to Contractor the applicable charges according to the hours worked. In the case that Contractor foresees that in order to perform the Services and develop the Deliverables, Contractor will exceed the hours set forth in the Estimated Price, Contractor shall notify Customers in advance in writing of the same. Upon receipt of such notice, if Customers desire for Contractor to continue such Services, Customers shall authorize Contractor in writing to exceed the Estimated Price, in which case Contractor shall promptly continue its Services. In the case where Customers do not authorize Contractor in writing to exceed the Estimated Price, Contractor shall stop performing the Services and developing the Deliverables and the applicable Statement of Work shall immediately terminate. Following the end of each applicable month, or other agreed upon billing interval, Contractor shall provide to Customers a project sheet showing the individual and his or her hours worked each day during the billing period (a “Project Time Sheet”).

6.2

For Fixed Fee Projects. For each Fixed Fee Project, Contractor shall perform all Services for an amount specified in the applicable Payment Plan and Milestone Schedule, unless such amount has been increased or decreased in accordance with this Contract. The Purchase Price for the Initial Project hereunder, as described in the Initial Exhibit Set, is a firm fixed price of thirty three million three hundred thousand Euros (€33.300.000), which price may be amended from time to time solely in accordance with this Contract.

6.3

Milestone Payments. The prices referred to in Sections 6.1 and 6.2 shall be full consideration for the satisfactory and timely performance of Services and delivery of Deliverables, each in accordance with the requirements of this Contract. For the avoidance of doubt, payment is not deemed acceptance of any Milestone.

6.4

Taxes. All prices and fees set forth in this Contract or in the relevant SOW, as applicable, are exclusive of sales and use taxes, excise taxes, custom duties, consumption, value-added or other similar taxes (“other Taxes”) properly assessed on the sale of the Services and delivery of the Deliverables from Contractor to Customer. Provided such foregoing taxes and charges are adequately accounted for, properly invoiced, and separately stated at the same time as the payments are invoiced on the same invoice, each Customer will be responsible for all such foregoing taxes and charges with respect to the prices and fees they pay. Notwithstanding anything to the contrary herein, Contractor shall be responsible for paying any and all duties, taxes, tax-like charges or tax-related surcharges except for Other Taxes as defined above, including such taxes determined by Contractor’s income, net worth, franchise or property, or otherwise related to the Deliverables and the performance of the Services (“Contractor Taxes”). In the event that Customers provide Contractor with a direct pay permit, sale for resale exemption certificate, sales tax exemption certificate or other applicable exemption certificate, Contractor will not invoice the respective Party for Other Taxes covered by such exemption certificate(s). The Parties shall cooperate to minimize all Other Taxes and Contractor Taxes, including taking all steps within their power that are necessary to ensure that all applicable exemptions and tax credits are available in respect of the Deliverables and Services. In the event any governmental or taxing authority imposes or assesses Other Taxes or Contractor Taxes against a Party hereto for which the other party is responsible pursuant to this Section 6.4, the responsible Party shall indemnify the other Party or Parties for such Taxes paid by the Party entitled to indemnification and shall reimburse such Party or Parties for related costs of defense (whether or not such Party actually pays the subject Taxes). The Party that is assessed will take all reasonable steps to defend any such assessment. The responsible Party or Parties will be entitled to be promptly notified within 15 days of any assessment or at the beginning of any applicable revenue audit and to all reasonable information related to the assessment of such Taxes, and, at its option and expense, may assume control of any defense or submission in respect of such assessed Taxes.

7.	Payment Terms
7.1

Invoicing: Payment Milestones for each project shall be set forth in each respective Exhibit Set. Upon achievement of each Payment Milestone, Contractor shall submit an invoice to Customers in accordance with the applicable Payment Plan. All invoices required to be delivered by Contractor hereunder shall be submitted by facsimile and overnight courier to Customers (original and one (1) copy) at the addresses set forth in the Exhibit Set, or to such address as Customer(s) may in writing to Contractor reasonably in advance.

7.2	Payment Conditions. Customers shall pay each invoiced amount within thirty (30) days after Customers receive the invoice and certification.

7.3

Late Payments. In the event either Party fails to pay an amount within forty five (45) days after the applicable due date, Contractor shall be entitled to interest at the rate of the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law on the unpaid balance of the payment from and after the due date until such amount is paid.

8.	Warranty
8.1	Mutual Warranties of Organization; Good Standing, Qualification and Authorization. Each Party represents and warrants that:
8.1.1	It is a validly existing legal entity in good standing under the laws of the jurisdiction in which it was formed;
8.1.2

It is duly qualified and in good standing to do business in all jurisdictions in which the business conducted (or to be conducted) by it makes such qualification necessary, except for those jurisdictions where the failure to be so duly qualified will not have a material adverse effect on its business or the performance of its obligations under the Contract;

8.1.3	It has full power and authority to enter into the Contract and to perform its obligations hereunder; and
8.1.4	The Contract has been duly and validly executed and delivered by such Party and constitutes a valid and legally binding obligation of such Party.
8.2	Product Deliverables Warranties.
8.2.1

Contractor warrants that all Product Deliverables shall conform in all material respects with the applicable Specification through the Warranty Period. Subject to the foregoing, Contractor does not warrant that any software Deliverable will operate uninterrupted or error-free in the combinations or in the environment as selected by Customers.

8.2.2

To claim a nonconformance of the Product Deliverables in accordance with Section 8.2.1, Customer(s) shall be responsible at their own expense to (i) conduct a technically reasonable analysis to determine the cause of the nonconformance and (ii) demonstrate the nonconformance of the Product Deliverables, enabling the Contractor to reproduce the nonconformance.

8.2.3	Contractor warrants that all Services shall be performed in a skillful and workmanlike manner consistent with the state of the art practiced at Contractor in general.
8.2.4

In case of a nonconformance of the Product Deliverables in accordance with Sections 8.2.1, 8.2.2 or 8.2.3, Contractor shall, at no additional charge to Customers, use commercially reasonable efforts to correct the nonconformance within a commercially reasonable time. Should Contractor be unable to correct the nonconformance, the Parties shall consult forthwith in good faith to determine the timing and delivery by Contractor a replacement for the SDR-BB with a hardware based implementation of a baseband consisting of terrestrial and satellite functionality complying with the Specification set forth in the applicable Exhibit Set. This constitutes Contractor’s sole obligation and Customer’s sole remedy in the event of a nonconformance of a Product Deliverables during the Warranty Period.

8.2.5	With respect to the Product Deliverables or Service the warranty period under this Section 8.2 shall be set forth in the Exhibit Set (the “Warranty Period”).
8.2.6	The Parties warrant that the execution and performance of the Contract does not and will not violate any other contract or obligation to which it is a party.
8.2.7

Subject to a separate agreement between the Parties Contractor is prepared to render maintenance for the Product Deliverables for the period of 12 months starting with expiration of the Warranty Period, or as otherwise stated in the applicable Exhibit Set.

8.3

No Virus. Contractor warrants that no code, device or routine (including, without limitation, time bombs, back doors or drop dead devices) that would have the effect of disabling or otherwise shutting down all or any portion of any software comprising any portion of any Deliverable (“Viruses”) is coded or introduced into any Deliverable any time prior to Final Acceptance (unless Customers expressly authorize the inclusion of a disabling code). If a Virus is present in any portion of any Deliverable prior to or during the Warranty Period and it is determined that the introduction of the Virus was attributable to Contractor, Contractor shall use reasonable efforts to assist Customers in removing or reducing the effects of the Virus, and to assist Customers with mitigating any such losses of operational efficiency or data that arise as a result of the Virus. This constitutes Contractor’s sole obligation and Customers’ sole remedy in the event of Viruses in any Product Deliverables during the Warranty Period. In no event shall Contractor invoke any Virus or disabling code at any time, including upon expiration or termination of the Contract (in whole or in part) for any reason, without Customers’ prior written consent.

8.4

Deliverable Data and Documentation. Contractor warrants that the documentation delivered under the Contract shall be complete, correct and up to date, and shall otherwise conform to the requirements of this Contract. As Contractor’s sole obligation and Customers’ sole remedy, Contractor shall provide a correction to any documentation when Contractor is notified or otherwise becomes aware of any such defect.

8.5

Intellectual Property. Contractor represents and warrants that as of EDC, to the best of Contractor’s legal department and/or Contractor’s SDR business unit management (Mr. Ronen Ben-Hamou) knowledge, no claims have been brought against Contractor by a third party alleging that any Deliverable identified in the Exhibit Set as of EDC or the use of the Deliverables, or the sale of Product Deliverables infringes any Intellectual Property Right of a third party. In the event that any claim is filed in court against Contractor after EDC alleging that any Deliverable identified in the Exhibit Set or the use of the Deliverables or the sale of Product Deliverables infringes any Intellectual Property Right of a third party, Contractor represents and warrants that it shall provide written notice thereof to Customers.

Each Customer represents and warrants that as of EDC, to the best of Customer’s legal department and/or Customer’s business management knowledge, no claims have been brought against Customer in court by a third party alleging that the CFI or any portion thereof identified in the Exhibit Set as of EDC or the use of the CFI or any portion thereof, or the sale of products incorporating the CFI or any portion thereof infringes any Intellectual Property Right of a third party. In the event that any claim is filed in court against Customer after EDC alleging that CFI or any portion thereof identified in the Exhibit Set or the use of the CFI or any portion thereof, or the sale of products incorporating the CFI or any portion thereof infringes any Intellectual Property Right of a third party, Customer represents and warrants that it shall provide written notice thereof to Contractor.

8.6

Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 8, THE SERVICES AND DELIVERABLES AND THE SDR MODEM PLATFORMS ARE PROVIDED “AS IS”, WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND (WHETHER EXPRESS, IMPLIED OR STATUTORY), INCLUDING, WITHOUT LIMITATION, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. THIS SECTION 8 STATES CONTRACTOR’S SOLE WARRANTY OBLIGATIONS UNDER THIS CONTRACT.

8.7

Exclusions. Contractor shall not be liable under this Section 8 for any Product Deliverables that (i) have been altered, damaged, or modified by Customers or its Subcontractors or any other third party other than Contractor’s Subcontractor(s), or (ii) have errors that are caused by Customer's or their Subcontractors’ negligence or willful act or any other causes beyond the control of Contractor or its Subcontractors. The warranty set forth in this Section 8 shall not apply with respect to any CFI, information, instructions, data or other items provided by Customers or their Subcontractors. Contractor’s liability under this Section 8 shall also be excluded to the extent the breach of the warranty is caused by a combination of the Product Deliverables with any software, hardware or item other than supplied by Contractor to Customers explicitly for such combination or contemplated by the applicable Exhibit Set. The warranties shall not apply to any Product Deliverables to the extent damaged by a test in which the Deliverable is used not in compliance with its Specifications or subject to mishandling, misuse, neglect, repair, alteration, assembly that alters physical or electrical functions, except as may be caused by Contractor or Contractor’s Subcontractor(s). All samples and prototypes provided by Contractor under this Contract are provided solely for testing and development purposes as set forth in this Contract or the applicable Statement of Work. Contractor shall not be liable under this Contract for any use of the samples or prototypes for other purposes.

8.8

Disclaimer. The SDR Modem Platform(s) are not designed or intended for use in online control of aircraft, air traffic, aircraft navigation or aircraft communications; in the design, construction, operation or maintenance of any weapons systems or nuclear facility; or in the design, construction, operation or maintenance of any applications intended to support or sustain life where personal injury or death may occur. Such use of any Contractors Deliverables shall be at Customers risk and Contractor disclaims any liability for such use.

8.9	Quality Assurance. Contractor shall maintain and comply with a written quality assurance program and procedure as those identified in the standard Contractor’s System Development Handbook Process.
9.	Personnel and Key Personnel
9.1

Personnel Qualifications. Contractor shall ensure that its personnel (including Subcontractors personnel) are reasonably qualified to perform the Services and create the Deliverables as described in the applicable Statement of Work.

9.2

Assignment of Key Personnel. Contractor will use commercially reasonable efforts to keep the key individuals identified as “Key Personnel” in the applicable Statement of Work dedicated to the performance of this Contract. In the event that it is necessary to replace a Key Personnel, such replacement shall have equivalent or better qualifications as the Key Personnel being replaced and shall be sufficiently briefed by the former Key Personnel, in order to minimize disruption of the Project. Prior to replacing any Key Personnel, Contractor shall provide Customers with information reasonably requested by Customers regarding such person’s qualifications, and Contractor shall, at Customers’ request, meet with Customers to discuss any concerns Customers has with regard to the replacement and shall take such concerns into consideration prior to assigning such person to the Customers project. For the avoidance of doubt, Contractor shall always be free to take any measure with regard to Key Personnel which it is obliged to take under any applicable law.

9.3

Program Managers. Each Party shall appoint an executive to act as program manager who shall be entitled to take or provide for day-to-day decisions necessary for performance of its company’s obligations hereunder and for managing the relationship between the Parties (the “Contractor Program Manager” or the “Customers Program Managers,” as the case may be). The Program Managers shall act as the primary contact for all day-to-day and operational issues.

10.	Major Subcontractors
10.1

Selection of Major Subcontractors. Selection and engagement of any Major Subcontractor, whether as an initial selection or as a replacement selection, shall be subject to the other Parties’ prior written approval, not to be unreasonably withheld. Each Party shall be fully responsible for the acts and omissions of any of its Major Subcontractors hereunder, including any non-compliance with the provisions of this Contract or damages caused by its Major Subcontractors, in the same manner as if caused by the respective Party itself, engaging such Major Subcontractor. Except as provided in Section 16, any failure by a Major Subcontractor to meet its obligations hereunder shall not constitute a Force Majeure Event and shall not relieve the respective Party from meeting any of its obligations under this Contract. The Parties approval of any Major Subcontractor or subcontractor shall not relieve the Party engaging such Major Subcontractor or subcontractor from any obligations or responsibilities under this Contract. The Parties shall be free to choose and cooperate with any other Subcontractors, which are not Major Subcontractors. Contractor hereby approves the appointment of HNS (as defined in the Exhibit A of the Initial Exhibit Set) as one of Customers’ Major Subcontractors.

10.2

Step-In Payment Rights. Contractor shall notify Customers within five (5) Business Days of it becoming aware of the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination or a right to receive damages or a payment of penalties under any of Contractor’s Major Subcontracts (a “Subcontract Default”). Customers shall have the right (but not the obligation) to cure any such Subcontract Default, including by making any payment due there under. The price shall be reduced by the amount of the cost to cure such Subcontract Default paid by Customers pursuant to the preceding sentence. Such reduction in the price shall be applied against and used to reduce the next payment due to Contractor under the Milestone Schedule (which shall be adjusted accordingly). No action on the part of Customers under this Section shall relieve Contractor from any obligations or responsibilities under this Contract or the Major Subcontract.

10.3

No Privity of Contract. Nothing in this Contract shall be construed as creating any contractual relationship between Customers and any Major Subcontractor or Subcontractor of Contractor, or between Contractor and any Major Subcontractor or other Subcontractor of a Customer. Each

Party engaging a Subcontractor (or Customers jointly when Customers have jointly engaged a Subcontractor) shall be responsible to the other Parties (or to Contractor, as applicable) for the acts or omissions of its Subcontractors, including any non-compliance with the provisions of this Contract or damages caused by its Subcontractors, in the same manner as if caused by such Party itself. Except as provided in Section 16, any failure by a Major Subcontractor or Subcontractor of a Party to meet its obligations shall not constitute a Force Majeure Event and shall not relieve the Party engaging such Major Subcontractor or Subcontractor from meeting any of its obligations under this Contract.

11.	Access to Works in Process
11.1

General. In the event Contractor does not respond to a request for information regarding the progress of the Services or Deliverables, and explicitly made by a Customer in writing, at the latest during the next regular Project meeting, a Customer may notify Contractor thereof in writing, setting a reasonable time period for Contractor to provide such information and indicating that it will exercise its right under this Section 11 if the information is not provided. Subject to Section 16, after elapse of such time period, Contractor shall grant Customers with reasonable access, during normal working hours and subject to Customers providing Contractor with reasonable advance notice, for the sole purpose to inspect the respective work-in-process in order to find out the requested information. While on-site at Contractor’s facility, Customers shall require its personnel to comply with Contractor’s normal and customary safety and security policies and procedures (as enforced by Contractor with respect to its own employees) of which Customers has received written notice (including a copy of such policies and procedures).

11.2

On-Site Facilities for Customers’ Personnel. To the extent it is reasonably required in accordance with Section 11.1 above for Customers’ personnel (which may include other Customers Subcontractors identified in the applicable Statement of Work) to work with Contractor at Contractor’s facilities, Contractor shall provide the necessary office facilities at Contractor’s facilities for such purpose.

12.	Intellectual Property Rights
12.1	Definitions. For the purposes of this Section 12, the following terms shall have the following definitions:
12.1.1

“Contractor Background IP” means (i) all IP owned or controlled by Contractor as of EDC, and incorporated in or commercially reasonably necessary for the use (as expressly provided for herein) of any Deliverable or use or manufacture of any SDR Modem Platform, and (ii) all IP conceived or developed by Contractor after EDC other than in connection with this Contract, and incorporated in or commercially reasonably necessary for the use (as expressly provided for herein) of any Deliverable or SDR Modem Platform.

12.1.2

“Foreground IP” shall mean all IP developed as a result of or arising from Contractor’s or Contractor’s Subcontractors or either Customer’s or Customer’s Subcontractors (as applicable) performance under this Contract, which is incorporated in or commercially reasonably necessary for the use of any Deliverable or use or manufacture of an SDR Modem Platform.

12.1.3

“Intellectual Property” or “IP” means all ideas, information, concepts, discoveries, inventions, methods or processes, specifications, technology, software and other works of authorship, improvements and know-how (whether or not patentable and whether or not reduced to practice), and all associated rights in and to any patents, patent applications (including any reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), mask works, copyrights and trade secrets, and all rights in and to any proprietary or confidential information.

12.1.4

“Customers Background IP” means (i) all IP owned or controlled by each Customer or its Subcontractors, as of EDC, and incorporated in or commercially reasonably necessary for the use (as expressly provided for herein) of any Deliverable or use or manufacture of any SDR Modem Platform or the performance of any Services hereunder and (ii) all IP conceived or developed by or on behalf of Customers on or after EDC other than in connection with this Contract, and incorporated in or commercially reasonably necessary for the use (as expressly provided for herein) of any Deliverable or SDR Modem Platform.

12.1.5	For purposes of the foregoing definitions, “controlled” includes IP that is licensed to such Party and is provided as its own and /or is incorporated in the Deliverables or CFI.
12.2	Ownership of IP and IP Rights.
12.2.1

Contractor IP  – Subject to the licenses granted in Section 12.3.4, as between Contractor and Customers, all Contractor Background IP and Contractor Foreground IP shall be the sole and exclusive property of Contractor. Without limitation, Contractor shall be entitled to use the Contractor Foreground IP for the development, manufacture and sale of products outside the scope of this Contract as well as for the manufacture and sale of the SDR Modem Platform to any third party.

12.2.2

Customers IP – Subject to the licenses granted in Section 12.3.1, as between Contractor and Customers, all Customers Background IP and Customers Foreground IP shall be the sole and exclusive property of the respective Customer.

12.3	License Rights.
12.3.1

Grant by Customers - Development. Subject to the terms and conditions stated herein, Customers grant to Contractor and its Affiliates a fully paid-up, irrevocable (except in the case of termination of this Contract under Section 16.1.1 due to Contractor’s material breach), non-transferable, worldwide, nonexclusive right and license to all Customers Background IP and Customers Foreground IP solely as necessary for Contractor to perform Services and for the development of the Deliverables under this Contract (not for commercial use).

12.3.2

Grant by Customers – Commercialization. Subject to Customers’ grant of Final Acceptance in connection with the Initial Exhibit Set and to the terms of Exhibit C hereto, Customers shall grant to Contractor a non-exclusive, non-transferable, worldwide license to any Customers-owned (i) Customers Background IP and (ii) Customers Foreground IP solely for purposes of commercialization of any SDR Modem Platform.

12.3.3

Third Party IP – Commercialization. Contractor shall be solely responsible at its sole expense for obtaining any and all rights to any third party modules and IP necessary for the manufacture, use, sale, or commercialization of the SDR Modem Platform, under separate agreements, including, without limitation, all necessary IP and other rights required from HNS in connection with Contractor’s sale or distribution of HNS’ GMR1-3G software.

12.3.4

Grant by Contractor. Subject to the terms and conditions stated herein, Contractor grants to the Customers a fully paid-up, non-exclusive, irrevocable, perpetual, transferable, worldwide right and license under Contractor Background IP and Contractor Foreground IP to use and have used (including, without limitation, by HNS) the Deliverables for the sole and exclusive purpose of developing, testing, integrating, and demonstrating the SDR Mobile Platform (not for commercial use).

12.4

General Technology Evolution. Contractor will reasonably inform the Parties of any improvements to SDR Modem Platform designs Contractor makes that are (a) compatible with any SDR Modem Platform developed under this Contract and (b) are made generally available to other customers in Contractor’s general course of business and not subject to any non-disclosure or exclusivity obligation of Contractor. Delivery of any improvements to SDR Modem Platform design to Customers shall be made in accordance with a separate maintenance agreement to be negotiated by the Parties. For the avoidance of doubt, this Section 12.4 shall not be construed to require Contractor to develop any upgrades or provide additional functionality to the SDR Modem Platform.

12.5

Bankruptcy Provision. All rights and licenses granted to a Party hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code. Both Parties acknowledge that the other Party, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

13.	Intellectual Property Rights Indemnity
13.1

Indemnification by Contractor. Except as set forth in Section 13.2 Contractor, at its own expense, shall defend, or at its option settle, any suit, action, or other proceeding brought against Customer(s), its Affiliates or their respective directors, officers, employees, and agents (“Customer Indemnified Party”), by a third party based on an infringement by the prototype of the SDR Modem Platform, any other Deliverable, or the performance of the Services, of any Intellectual Property right (excluding trademarks) of a third party (“IP Claim”), and shall indemnify and hold each Customer Indemnified Party harmless against all damages finally awarded against the Customer Indemnified Parties and, expenses and costs (including reasonable attorneys’ fees) incurred by Customer Indemnified Parties, in each case as a result of any such IP Claim or resulting from the settlement of such IP Claim. The obligations of Contractor set forth in this Section 13 shall continue for a period of four (4) years following Final Acceptance, and shall further continue thereafter for successive one (1) year periods after the end of such four (4) year period provided that a Customer (or its Subcontractors or designees) has commercialized or made substantial progress toward the commercialization of mobile terminals comprising Contractor’s Deliverables during the preceding one (1) year period and has provided substantial evidence of the commercialization or substantial progress of the same to Contractor. Contractor’s obligations set forth in this Section 13 shall in any event cease after a period of (8) eight years from the Final Acceptance. The conditions to indemnification specified in Section 13.8 shall apply to IP Claims subject to indemnification as described in this paragraph.

13.2

Exceptions to Indemnification by Contractor. Contractor shall only be liable under this Section 13 for an IP Claim provided that (i) the infringement is caused by the SDR Modem Platform itself and does not result from any satellite application of the SDR Modem Platform and (ii) the infringement is caused by such part of the SDR Modem Platform that Contractor is responsible to develop under this Contract and not by any part contained in the SDR Modem Platform as delivered by Contractor which has been provided to Contractor as CFI by Customer(s) or any of

Customer(s)’s subcontractors or has been incorporated into the SDR Modem Platform by Customer(s) or any of its subcontractors and (iii) the infringement is not caused by the use of any SDR Modem Platform provided by Contractor hereunder in combination with other items not explicitly provided for such combination by Contractor or otherwise contemplated by the applicable Exhibit Set and (iv) the infringement is not caused by Customer(s)’s or any Customer(s) subcontractor’s modification of the SDR Platform provided by Contractor hereunder and (v) the third party Intellectual Property right is not essential for compliance with industry standards, whereby essential shall mean that it is not possible on technical grounds (where no commercially reasonable alternative exists), taking into account normal technical practice and the state of the art generally available at the time of standardization, that the SDR Modem Platform and the technology incorporated in the SDR Modem Platform comply with the respective industry standards without infringing such third party Intellectual Property right.

13.3

Indemnification by Customer(s). Except as set forth in Section 13.4, Customer(s), at its (their) own expense, shall defend, or at its (their) option settle, any suit, action, or other proceeding brought against Contractor, its Affiliates or their respective directors, officers, employees, and agents, (“Contractor Indemnified Party”), by a third party based on infringement by any CFI provided by Customer(s) of any Intellectual Property right (excluding trademarks) of a third party (“IP Claim to Contractor”), and shall indemnify and hold each Contractor Indemnified Party harmless against all damages finally awarded against the Contractor Indemnified Parties and expenses and costs (including reasonable attorneys’ fees) incurred by and/or awarded against the Contractor Indemnified Party, in each case as a result of any such IP Claim to Contractor or resulting from the settlement of such IP Claim. The obligations of Customers as set forth in this Section 13.3 shall continue for the same period as Contractor’s obligations set forth in Section 13.1. The conditions to indemnification specified in Section 13.8 shall apply as well to IP Claims subject to indemnification as described in this paragraph.

13.4

Exceptions to Indemnification by Customer(s). Customer(s) shall have no liability under this Section 13 for an IP Claim to Contractor to the extent arising from: (i) use of any CFI provided by Customer(s) hereunder not in accordance with this Contract; or (ii) Contractor’s or any third party’s modification of the CFI provided by Customer(s) hereunder; or (iii) Contractor’s failure to employ modifications or replacements of the CFI made available by Customer(s) which conform in all material respects to the applicable specification; or (iv) the use of any CFI in combination with other items not explicitly provided for such combination by Customer(s).

13.5

Additional Measures of Contractor. If the use of the SDR Modem Platform is enjoined based on an IP Claim, Contractor shall, without undue delay at its own discretion and expense (i) procure for Customer(s) the right to use the infringing item; or (ii) modify the infringing item so that it becomes non-infringing while remaining in compliance in all material respects with the Specification. If (i) or (ii) cannot be obtained under commercially reasonable conditions, Contractor shall meet with Customer(s), at Customer(s)’s request, to address the matter and reach an equitable solution reasonably acceptable to the Parties on the timing and delivery by Contractor of the replacement of the SDR-BB with a hardware based implementation of a baseband consisting of terrestrial and satellite functionality complying with the Specification set forth in the applicable Exhibit Set.

13.6

Exclusive Remedy. This Section 13 states (i) Contractor’s entire liability and Customer(s)’s exclusive remedy for any claim of infringement of the Deliverables and (ii) Customer(s)’s entire liability and Contractor’s exclusive remedy for any claim of infringement of the CFI, and any further liability of either Party for the infringement of any intellectual property rights of third parties by any Deliverables or CFI, respectively, shall be excluded. Each Party’s liability under this Section 13 shall be subject to the cap as set forth in Section 25.2.

13.7	Conditions to Indemnification. The right to any indemnity set forth in this Contract shall be subject to the following conditions:
13.7.1

Notice. The Party seeking indemnification (the “Indemnified Party”) shall without undue delay advise the other Party (the “Indemnifying Party”) in writing of the filing of any claim for which it seeks indemnification upon receipt thereof and shall provide the Indemnifying Party, at its written request, with copies of all documentation relevant to such claim. Within thirty (30) days following receipt of written notice from the Indemnified Party, but no later than a reasonable time before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense or settlement of that claim (a “Notice of Election”).

13.7.2

Control of Action. If the Indemnifying Party delivers a Notice of Election relating to any claim for indemnification within the required notice period, so long as it is actively defending such claim, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; (ii) where the Indemnified Party is so represented, the Indemnifying Party shall keep counsel of the Indemnified Party informed of each step in the handling of any such claim; (iii) the Indemnified Party shall provide, at the Indemnifying Party’s request and expense, such assistance and information as is available to the Indemnified Party for the defense and settlement of such claim; and (iv) the Indemnifying Party shall inform the Indemnified Party of any non-monetary settlement of such claim or ceasing to defend against such claim.

13.8

Right of Indemnified Party to Defend/Settle. If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period or fails actively to defend such claim, the Indemnified Party shall have the right to defend and/or settle the claim. The Indemnifying Party shall without undue delay reimburse the Indemnified Party in accordance with the provisions of this Section 13.

13.9	Support Efforts.
13.9.1

Support Efforts by Contractor. In respect of any request of license brought against any Customer Indemnified Party by a third party based on an infringement by the prototype of the SDR Modem Platform, any other Deliverable, or the performance of Services, of any Intellectual Property Right (excluding trademarks) of a third party, Contractor shall use all reasonable commercial efforts to support Customers regarding such request of license through activities such as technical analysis of the request and evaluation of its merits.

13.9.2

Support Efforts by Customers. In respect of any request of license brought against any Contractor Indemnified Party by a third party based on an infringement by any CFI provided by Customers of any Intellectual Property Right (excluding trademarks) of a third party, Customers shall use all reasonable commercial efforts to support Contractor regarding such request of license through activities such as technical analysis of the request and evaluation of its merits.

14.	General Indemnity
14.1

Contractor’s Indemnity. Contractor shall indemnify, defend and hold harmless Customers and its/their Affiliates, and their employees, officers, directors, agents and representatives from and against all claims, damages, penalties, fines, costs and expense (including reasonable attorneys’ fees) finally awarded, based on (i) third party claims of injury to persons to the extent caused by or resulting from a negligent act or omission or willful misconduct of Contractor or its employees, Subcontractors, agents or representatives; or (ii) claims of Contractor’s failure to comply with applicable laws.

14.2

Customers’ Indemnity to Contractor. Each Customer shall indemnify, defend and hold harmless Contractor and its Affiliates, their employees, officers, directors, agents and representatives from and against all claims, damages, penalties, fines, costs and expense (including reasonable attorneys’ fees) finally awarded, based on (i) third party claims of injury to persons to the extent caused by or resulting from a negligent act or omission or willful misconduct of such Customer or its employees, Subcontractors, agents or representatives; or (ii) claims of such Customer’s failure to comply with applicable laws.

14.3

Customers’ Indemnity to One Another. Each Customer shall indemnify, defend and hold harmless each other Customer and its Affiliates, their employees, officers, directors, agents and representatives from and against all claims, damages, penalties, fines, costs and expense (including reasonable attorneys’ fees) finally awarded, based on (i) third party claims of injury to persons to the extent caused by or resulting from a negligent act or omission or willful misconduct of such Customer or its employees, Subcontractors, agents or representatives; or (ii) claims of such Customer’s failure to comply with applicable laws and obligations thereunder, or its obligations under this Contract.

15.	Confidential Information
15.1	Definition of Confidential Information.
15.1.1

Definition. For the purpose of this Contract, “Confidential Information” means all confidential or proprietary information in whatever form, that is transmitted, disclosed or otherwise made available by such Party (hereinafter referred to as the “Disclosing Party”) to another Party hereto (hereinafter referred to as the “Receiving Party”) pursuant to this Contract and: (i) is identified as proprietary or confidential by means of a written legend thereon, or (ii) if disclosed orally, is identified as proprietary or confidential at the time of initial disclosure and then summarized in a written document, with the Confidential Information specifically identified, that is supplied to the Receiving Party within ten (10) days of initial disclosure. In the case of any Party, Confidential Information also shall include, whether or not designated “Confidential Information,” (a) correspondence under this Contract and (b) all information concerning a Party (and/or its Affiliates) regarding its operations, affairs and businesses, its financial affairs, and its relations with its customers, employees and service providers (including business plans, customer lists, customer information, account information and consumer markets). This Contract (and the exhibits, appendices and attachments) shall be deemed Confidential Information of the Parties.

15.1.2	Exceptions. Confidential Information shall not include any information disclosed by a Disclosing Party that (i) is already known to the Receiving Party at the time of its disclosure, as evidenced by written records of the Receiving Party, without an obligation of confidentiality at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the Receiving Party; (iii) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information as evidenced by written records of the Receiving Party; or (iv) is obtained by the Receiving Party from any third party without restriction and without breach of any confidentiality obligation by such third party.

15.2

Terms for Handling and Use of Confidential Information. Subject to Section 12.3, for a period of five (5) years after receipt of any Confidential Information, the Receiving Party shall not disclose Confidential Information that it obtains from the Disclosing Party to any person or entity except its employees, Affiliates, attorneys, agents and Subcontractors, or another Party hereto who have a need to know, who have been informed of and have agreed in writing (or, in the case of employees or attorneys, are otherwise subject to confidentiality obligations consistent with the obligations set forth herein) to abide by the Receiving Party’s obligations under this Section 15. The Receiving Party shall use not less than the same degree of care to avoid disclosure of such Confidential Information as it uses for its own Confidential Information of like importance; but in no event less than a reasonable degree of care. Confidential Information shall be used by the Receiving Party only for the purpose of performing its obligations and exercising the rights under this Contract or as the Disclosing Party otherwise authorizes in writing.

15.3

Legally Required Disclosures. Notwithstanding the foregoing, in the event that the Receiving Party becomes legally compelled to disclose Confidential Information of the Disclosing Party, including this Contract or other supporting document(s), the Receiving Party shall provide the Disclosing Party with written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy, or to allow the Disclosing Party to request the redaction of such portions of the Confidential Information as are not required by law to be disclosed. In any such event, the Receiving Party will disclose only such information as is legally required, and will cooperate with the Disclosing Party (at the Disclosing Party’s expense) to obtain proprietary treatment for any Confidential Information being disclosed.

15.4

Return of Confidential Information. Except with respect to any Deliverable or Confidential Information embedded in any Deliverable, upon the request of the Disclosing Party, the other Party in possession of such Confidential Information shall promptly return such Confidential Information (and any copies, extracts, and summaries thereof) to the requesting Party, or, with the requesting Party’s written consent, shall promptly destroy such materials (and any copies, extracts, and summaries thereof), except for one (1) copy which may be retained for legal archive purposes, and shall further provide the requesting Party with written confirmation of same; provided, however, where both Parties have proprietary rights in the same Confidential Information, a Party shall not be required to return such information to the other Party.

15.5

No License. Except as expressly provided in this Contract, nothing in this Contract shall be construed as granting the Receiving Party, whether by implication, estoppel, or otherwise, any license or any right to use any Confidential Information received from the Disclosing Party, or use any patent, trademark, or copyright now or hereafter owned or controlled by the Disclosing Party.

16.	Termination for Default, Excessive Force Majeure
16.1	Right of Termination.
16.1.1	Contractor’s Termination of Customer for Default. Subject to this Section 16.1.1, Contractor may terminate this Contract for a Customer’s default:
(a)

if a Customer materially breaches this Contract, subject to a thirty (30) day cure period following written notice by the Contractor to all Customers of Contractor’s intent to terminate. For purposes of clarification, any Customer shall have the right (but not the obligation) to cure any other Customer’s breach, including by making any overdue payment to Contractor. In the event of a cure, the curing Customer shall have the right as determined by it in its sole discretion to either (i) continue with the Contract as-is without any changes thus allowing such breaching Customer to continue as a Party hereunder, or (ii) have the Contract terminate solely with respect to the breaching Customer, in which case the remaining parties shall negotiate in good faith any modifications to the applicable Exhibit Set necessary to reflect the breaching Customer’s removal as a party, with pricing not to exceed the then-current Project pricing reflected in the Exhibit Set.

(b)

upon five (5) Business Days written notice to all Customers if a Customer (the “Affected Customer”) becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or files a voluntary petition in bankruptcy, or is the subject of a petition seeking the reorganization, liquidation or similar relief, where such petition remains undismissed or unstayed for a total of sixty (60) days. Notwithstanding the foregoing, if the non-Affected Customer(s) provide written notice to Contractor during such five (5) Business Day notice period of their desire to continue the Contract without the Affected Customer’s participation, such termination shall be deemed effective only with respect to such Affected Customer and the remaining parties shall negotiate in good faith any modifications to the applicable Exhibit Set necessary to reflect the Affected Customer’s removal as a party, with pricing not to exceed the then- current Project pricing reflected in the Exhibit Set.

16.1.2	Customers’ Termination of Contractor for Default. Subject to this Section 16.1.2, a Customer may terminate this Contract for Contractor’s default:
(a)

if Contractor materially breaches this Contract, subject to a thirty (30) day cure period following written notice by such Customer to all Customers and Contractor of Customer’s intent to terminate. For the avoidance of doubt a Delay by Contractor (subject to Section 16.1.2(c)) shall not be considered a material breach of this Contract; or

(b)

upon five (5) Business Days written notice to all Customers and Contractor if Contractor becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or files a voluntary petition in bankruptcy, or is the subject of a petition seeking the reorganization, liquidation or similar relief, where such petition remains undismissed or unstayed for a total of sixty (60) days; or

(c)

if, in the case where liquidated damages are due or owing from Contractor pursuant to Section 2.3 of this Contract and the applicable Exhibit Set, Contractor does not deliver a conforming Deliverable to Customers by the conclusion of the period for which such liquidated damages are due.

16.1.3	Consequences of Termination.
(a)	By Customers. In the event that this Contract is terminated for (i) Contractor’s default pursuant to Section 16.1 or (ii) Contractor’s Excessive Force Majeure pursuant to Section 16.2:
(i)	The licenses to Customers Background IP and Customers Foreground IP granted in Section 12.3.1 and 12.3.2 shall terminate;
(ii)

The licenses to Contractor Background IP and Contractor Foreground IP granted in Section 12.3.4 shall survive such termination and Customers shall be further permitted to use such Contractor Background IP and Contractor Foreground IP to use and/or have used (other than by Infineon Competitors) the Deliverables delivered prior to the termination date for the sole and exclusive purpose of manufacture, use or, sale, of the SDR Modem Platform for commercial use;.

(iii)

Contractor shall reimburse to Customers twenty per cent (20%) of the all fees paid under this Contract with respect to all Projects in which Contractor was in default that are on-going at the time of such termination and shall reimburse Customers their cost of cover to have a replacement product delivered; and

(iv)

Contractor shall provide Customer with access to, and where applicable a copy of, all work in progress and related documentation (for the avoidance of doubt, in such event the provisions of Section 3.5 shall not apply).

(b)

By Contractor. In the event that this Contract, or a particular Customer, is terminated for (i) a Customer’s default pursuant to this Section 16.1 or (ii) a Customer’s Excessive Force Majeure pursuant to Section 16.2:

(i)	The licenses to the terminated Customers Background IP and Customers Foreground IP granted in Section 12.3.1 and 12.3.2 shall survive such termination;
(ii)	The licenses to Contractor Background IP and Contractor Foreground IP granted in Section 12.3.4 shall terminate with respect to all terminated Customers.
16.2

Excessive Force Majeure. A Party may, upon written notice to the other Parties, immediately terminate this Contract, in whole or in part, if and when: (i) a delay in the other Party’s performance of its obligations hereunder exceeds six months due to one or more Force Majeure Events under Section 17.1, or (ii) it becomes reasonably certain that the aggregate delay due to Force Majeure Events under Section 17 will exceed six months.

16.3	Limitation on Right to Terminate. Except as otherwise specified in this Contract, neither Party shall have any right to terminate or suspend this Contract.

17.	Force Majeure
17.1

Definition. Neither Party will be liable for default or delay in the performance of its obligations hereunder, to the extent such default or delay is caused by a “Force Majeure Event,” which occurs when both of the following circumstances exist:

17.1.1

The occurrence of any act of war, domestic and/or international terrorism, civil riots or rebellions, epidemic, quarantines, embargoes and other similar unusual governmental actions, extraordinary elements of nature or acts of God delay performance of a Party’s obligations, other catastrophic events (including catastrophic failure of a Customer’s satellite), and

17.1.2

Such delay could not have been prevented through the non-performing Party’s reasonable precautions or commercially acceptable processes, or could not have been reasonably circumvented through the use of substitute services, alternate sources, work-around plans or other means by which the requirements under the Contract would be satisfied.

The Parties expressly acknowledge that Force Majeure Events do not include and cannot be caused (i) by labor strikes, lockouts, or other labor disturbances to the extent such activities exceed, in the aggregate, three (3) months, or (ii) the non-performance of subcontracts or other third parties relied on or otherwise engaged by Contractor, except to the extent such Subcontractor’s non-performance is itself the result of a Force Majeure Event.

17.2

Equitable Adjustments. Upon the occurrence of any Force Majeure Event that causes a delay in Contractor’s performance of its obligations hereunder, an equitable adjustment shall be negotiated in the Milestone Schedule and other portions of this Contract affected by the Force Majeure Event.

18.	Termination for Convenience
18.1	Contract Termination for Convenience. No Party shall have the right to terminate this Contract for convenience.
18.2

Project Termination for Convenience. Customer(s) may terminate a Project and the respective Exhibit Set according to the special terms and conditions for each Project Termination for Convenience as defined in the respective Exhibit Set. In case of Termination for Convenience by one or more Customer(s) (but not by a simultaneously termination by all Customers) only, Contractor will negotiate in good faith with the remaining Customer(s) any modifications to the applicable Exhibit Set, with pricing not to exceed the current Project pricing. In the event Customers exercise any Termination for Convenience right, Contractor shall use all commercially reasonable efforts to mitigate the impact of such termination including the termination of any agreements with Subcontractors.

19.	Applicable Law; Compliance with Laws
19.1

This Contract shall be interpreted, construed and governed, and the rights of the Parties shall be determined in all respects, according to the laws of the state of New York without reference to its choice of laws rules.

19.2	Contractor shall perform its obligations under this Contract in accordance with all applicable national, federal, provincial, state and local statutes, laws, rules and regulations, and in accordance with the conditions of all applicable permits and licenses. Without limiting the generality of the foregoing, Contractor agrees that, to the extent applicable, it will only assign an individual to perform Services within the United States who is authorized for employment under the Immigration Reform and Control Act of 1986 or its implementing regulations. In the event any Contractor personnel performing Services within the United States is discovered to not be authorized for employment, Contractor will immediately remove such an individual from performing Services and replace such individual with an individual who is authorized. Without limiting the generality of this Section19.1, Contractor represents and warrants that:

(i)

None of Contractor, any subsidiary or affiliate thereof, or their respective officers, directors, employees or agents shall take any action that would violate applicable anti-bribery and anti-corruption measures, including but not limited to the Foreign Corrupt Practices Act (“FCPA”); and

(ii)

Contractor and Customers shall comply with all laws and regulations related to export control applicable to the Customers, including but not limited to those of U.S., Germany, and EU. Contractor and Customers shall not, directly or indirectly, take any action in violation of the Arms Export Control Act (“AECA”) (as implemented by the International Traffic in Arms Regulations (“ITAR”)). Customers shall identify, in writing, any CFI that is subject to ITAR and inform the Contractor accordingly. Contractor and Customers shall not, without prior written authorization from the respective export control authorities having jurisdiction, export or re-export, directly or indirectly, any source technical data (as defined in accordance with applicable regulation) or any products utilizing any such data, to any country for which at the time of export or re-export, an export license or other authorization is required.

20.	Dispute Resolution

Any dispute, claim, or controversy between the Parties arising out of or relating to this Contract (“Dispute”), including any Dispute with respect to the interpretation, performance, termination, or breach of this Contract or any provision thereof shall be resolved as provided in this Section 20.

20.1

Informal Dispute Resolution. Prior to the initiation of formal Dispute resolution procedures, the Parties shall first attempt to resolve their Dispute informally, in a timely and cost-effective manner, as follows, except that with respect to disputes relating to Intellectual Property each Party may seek immediate arbitration or injunctive relief, without regard to the informal dispute resolution and the time periods set forth below:

20.1.1	The disputing Party shall provide written notice describing the Dispute and recommending corrective actions, and the Parties’ Program Managers shall promptly consult to resolve the Dispute.
20.1.2

If the Program Managers are unable to resolve the Dispute within twenty (20) days of written notice, either Party may escalate the Dispute to the executive level, and if the executives are unable to resolve the Dispute either within an additional thirty (30) days, then the Dispute shall be escalated to a senior executive of each Party.

20.2	Arbitration. In the event the designated senior executives are not able to resolve, within an additional thirty (30) day period or such other period as the parties may mutually agree, any

Dispute pursuant to the Informal Dispute Resolution procedure as set forth in Section 20.1, such Dispute shall be resolved by binding arbitration of three arbitrators in accordance with the rules (“Rules”) promulgated by the International Chamber of Commerce (the “ICC”).  Each Party shall select one arbitrator in the request for arbitration and the answer to the request respectively, and the two nominated arbitrators shall select their chairman, provided however, that if the two nominated arbitrators are unable to mutually agree to the chairman within thirty (30) days after the appointment of the second arbitrator, the chairman shall be selected by the ICC in accordance with the Rules. For purposes of the selection of arbitrators under this Section 20.2, the Customers shall be collectively considered to be a single Party. Unless otherwise mutually agreed to by the parties to the arbitration, the arbitration shall take place in New York, NY, and the procedural law of the place of arbitration shall apply where the Rules are silent. The language of the arbitration and all pleadings, written statements, documents, and decisions shall be in English. The decision or award rendered by the arbitrators shall be written, final and non-appealable and may be entered and enforced in any court of competent jurisdiction.  Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction (i) for interim injunctive relief, or (ii) in conjunction with any dispute about the validity of a patent without breach of this arbitration provision.  The costs of the arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the parties, unless otherwise determined by the arbitrators.  Furthermore, notwithstanding the foregoing, if an IP Claim or IP Claim to Contractor is brought against any Party to this Contract, such Party may bring any counterclaim, cross-claim, impleader or other action to bring any other Party or Parties to this Contract into such third party initiated action if the Party brought into such suit would have an indemnity obligation under Section 12 or 13 hereunder; the question whether or not such indemnification obligation between the Parties exists shall be decided by the arbitral tribunal in accordance with Section 20.

21.	Contractor Insurance Requirements
21.1	Insurance Coverage. Contractor has obtained and will maintain (i) insurance that is legally required by each applicable jurisdiction, as well as (ii) the following insurance coverages:
A.	Employer’s liability insurance to the extent required by law.
B.

Commercial general liability on a claims made basis for (i) bodily injury and (ii) property damage, combined single limit each occurrence (which shall not be less than US$1,000,000), comprehensive form, premises-operation, products-completed operations.

C.	Errors and omissions insurance as covered in the product liability insurance with minimum coverage of $1,000,000 for any claim arising out of a single occurrence.

D.	Excess liability (umbrella) insurance with limits of $2,000,000.00.

21.2

Policy Requirements. Each of the foregoing policies shall be issued by insurance companies having an A.M. Best rating of A- or better. Customers shall be named as an additional insured on each of the above insurance policies if and as far as interests of Customers are affected. Each such policy shall be primary and non-contributing to any insurance coverage maintained by Customers. Contractor shall promptly notify Customers of the cancellation or non-renewal of the coverage required by this Article 22, unless Contractor has obtained replacement insurance providing the required coverage.

22.	Communications
22.1	Notification Address. All notices, reports, invoices and other correspondence to be provided to Customers or Contractor pursuant to this Contract shall be sent to the following addresses:

TerreStar Networks Inc. 12010 Sunset Hills Road, Ninth Floor Reston, Virginia 20190 Attention: Dennis Matheson, CTO	Infineon Technologies AG Am Campeon 1-12, 85579 Neubiberg, Germany 11717 Attention: Head of COM SDR
With a copy to:	With a copy to:
Tom Portman VP of Contracts TerreStar Networks Inc. 12010 Sunset Hills Road, Ninth Floor Reston, Virginia 20190 Fax: 703-483-7978	Legal Department Infineon Technologies AG Am Campeon 1-12, 85579 Neubiberg, Germany 11717 Fax:
SkyTerra LP 10802 Parkridge Blvd. Reston, Virginia 20191 Attention: General Counsel
With a copy to: SkyTerra LP 10802 Parkridge Blvd. Reston, Virginia 20191 Attention: Director of Contracts

22.2

Written Notification. All communications pertinent to this Contract shall be made in writing and shall be deemed effective upon receipt for personal delivery, or on the Business Day following the date of sending by facsimile and on the third Business Day following the date of sending by international courier service. In addition, invoices and Project status reports may be delivered via email to the Customers Program Managers.

22.3

Change of Address. Either Party may from time to time change its notice address or the persons to be notified by giving the other Party written notice (as provided above) of such new information and the date upon which such change shall become effective.

23.	Public Release of Information
23.1

Generally. Either Party intending to disclose publicly, whether through the issuance of news releases, articles, brochures, advertisements, prepared speeches or other information releases, information concerning this Contract shall obtain the prior written approval of the other Parties with respect to the content and timing of such issuance.

23.2	Exceptions. The obligations set forth above shall not apply to the following:
23.2.1	information that is publicly available from any governmental agency or that is or otherwise becomes publicly available without breach of this Contract; and
23.2.2	public statements or filings that are required as a matter of law; provided that the disclosing Party notifies the other Parties of such disclosure prior to the disclosure.
24.	Order of Precedence

With respect to the description of Services, Deliverables and Project specific conditions, in the event of a conflict between these documents, the applicable Statement of Work shall prevail. With respect to all other matters this Contract shall prevail.

25.	Limitation of Liability
25.1

Disclaimer of Damages. EXCEPT FOR (i) PERSONAL INJURY FOR WHICH A PARTY IS FOUND RESPONSIBLE, (ii) ANY BREACH OF LICENSE GRANT UNDER THIS CONTRACT, (iii) ANY BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH HEREIN, OR (iv) ANY WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE ANY OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS CONTRACT, REGARDLESS OF THE NATURE OF THE CLAIM (WHETHER ARISING IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY) AND EVEN IF SUCH PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

25.2

Liability Cap. WITHOUT PREJUDICE TO SECTION 13.7, NO PARTY’S LIABILITY UNDER THIS CONTRACT, WHETHER IN CONTRACT, WARRANTY, FAILURE OF A REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE OR ANY OTHER LEGAL OR EQUITABLE THEORY, WILL IN NO EVENT EXCEED THE GREATER OF FIVE MILLION EUROS (€ 5,000,000.00) OR TEN PERCENT (10%) OF THE AMOUNTS ACTUALLY RECEIVED FROM CUSTOMER(S) UNDER THE RESPECTIVE EXHIBIT SET FOR ALL LIABILITY IN THE AGGREGATE ARISING UNDER THE RESPECTIVE EXHIBIT SET, EXCEPT FOR (i) PERSONAL INJURY FOR WHICH SUCH PARTY IS FOUND RESPONSIBLE; (ii) ANY BREACH OF LICENSE GRANT UNDER THIS CONTRACT, (iii) BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH HEREIN, (iv) ANY WILFUL MISCONDUCT OR (v) CUSTOMER(S)´S PAYMENT OBLIGATIONS SPECIFIED IN SECTION 6 AND 7.

26.	General
26.1

Assignment. No Party may assign this Contract or any rights hereunder, or delegate such Party's obligations hereunder, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, upon written notice to the other Parties (but without the requirement to obtain the other Parties’ consent), each Party may assign its rights and obligations under this Contract to an entity that acquires all or substantially all of the assets of such Party or of such Party’s business unit performing this Contract, to any Affiliate, or to a successor in interest to such Party by way of a merger or acquisition, or to a financing entity, in each case provided that the resulting entity is not a Competitor. Any assignment in violation of this Contract shall be void and of no effect.

26.2

Severability. If any provision of this Contract is declared or found to be illegal, unenforceable or void, the Parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Contract is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

26.3

Waiver of Breach of Contract. A waiver of any provision or any breach of a provision of this Contract shall not be binding upon any Party unless the waiver is in writing, signed by a duly authorized representative of the Party to be bound, as applicable, and such waiver shall not affect the rights of the Parties not in breach with respect to any other or future breach. No course of conduct by a Party shall constitute a waiver of any provision or any breach of a provision of this Contract unless a written waiver is executed in accordance with the provisions of this Section 26.3.

26.4	Amendments. This Contract, including any and all of its Attachments and Exhibits, may not be modified except by written instrument signed by an authorized representative of each Party.
26.5	Captions. The captions contained herein are for purposes of convenience only and shall not affect the construction of this Contract.
26.6

Relationships of the Parties. It is expressly understood that Contractor and Customers intend by this Contract to establish the relationship of independent contractors only, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership or any other relationship, other than that of independent contractors, between them or their respective successors in interests. Neither Contractor nor Customers shall have any authority to create or assume, in the name or on behalf of the other Parties, any obligation, expressed or implied, or to act or purport to act as the agent or the legally empowered representative of the other Parties, for any purpose whatsoever.

26.7

Construction. This Contract, including all its Attachments and Exhibits have been drafted jointly by the Parties and in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor of or against any Party.

26.8	Counterparts. This Contract may be signed in any number of counterparts with the same effect as if the signature(s) on each counterpart were upon the same instrument.
26.9

Survival. The following provisions shall survive the termination or expiration of this Contract for any reason: Sections 6 (Price) and 7 (Payment Terms) with respect to payments remaining due and owing at the time of such termination, 8 (Warranty ), 12.1 (Definitions), 12.2

(Ownership of IP and IP Rights), 13 (Intellectual Property Rights Indemnity), 14 (General Indemnity), 15 (Confidential Information), 16.1.3 (Consequences of Termination), 19 (Applicable Law; Compliance with Laws), 20 (Dispute Resolution), 22 (Communications), 25 (Limitation of Liability) and any other provisions that by their nature would be intended to be applicable following any such termination or expiration.
26.10	U.N. Convention on the International Sales of Goods. The U.N. Convention on the International Sales of Goods shall not apply or otherwise have any legal effect with respect to this Contract.
27.	Entire Agreement

This Contract, including all Attachments and Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous correspondence, representations, proposals, negotiations, understandings, or agreements of the Parties, whether oral or written.

[The Rest of this Page is Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have signed this Contract in triplicate.

TERRESTAR NETWORKS INC.	INFINEON TECHNOLOGIES AG
BY: /s/ Jeffrey W. Epstein	BY: /s/ Ronen Ben-Hamou /s/ Ana-Maria Jaime
Name: Jeffrey W. Epstein	Name: Ronen Ben Hamou Ana-Maria Jaime
Title: President	Title: VP & GM SDR Senior Director
Date: March 31, 2009	Date: March 31, 2009
SKYTERRA LP, BY ITS GENERAL PARTNER SKYTERRA GP INC.
BY: /s/ Drew Caplan	BY: /s/ Randy Segal
Name: Drew Caplan	Name: Randy Segal
Title: Chief Network Officer	Title: SVP, General Counsel
Date: March 31, 2009	Date: March 31, 2009

Attachment 1

Glossary

“Acceptance Test” has the meaning specified in Section4.1.

“Affiliate” means an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another entity or has the power to vote or direct the vote of more than fifty percent (50%) of any class of voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other entity. For purposes of this definition, “control”, including the terms “controlling” or “controlled”, means the power to direct or cause the direction of the management and policies of an entity, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and further includes SkyTerra (Canada), Inc., a joint venture partner of SkyTerra LP.

“Business Day” means any day other than the following: a Saturday, Sunday and any other public holiday in Germany or the United States of America.

“Confidential Information” has the meaning specified in Section 15.1.

“Contract” means the terms and conditions together with the Exhibit Sets that are attached hereto (or incorporated by reference).

“Contractor” has the meaning specified in the Preamble.

“Contractor Background IP” has the meaning specified in Section 12.1.1.

“Contractor Competitor” means any entity identified in Attachment 2, which Attachment may be updated subject to the approval of Contractors, which approval shall not be unreasonably withheld.

“Contractor Program Manager” has the meaning specified in Section 9.3.

“Customer or Customers” have the meaning specified in the Preamble.

“Customers Background IP” has the meaning specified in Section 12.1.4.

“Customers Competitor” means any entity identified in Attachment 3, which Attachment may be updated subject to the approval of Contractors, which approval shall not be unreasonably withheld.

“Customers Program Manager” has the meaning specified in Section 9.3.

“Deliverables” has the meaning specified in Section 1.4.

“Development Deliverables” means any Deliverable identified as a ”Development Deliverable” in the respective Exhibit Set.

“Disclosing Party” has the meaning specified in Section 15.1.

“EDC” has the meaning specified in the Preamble.

“Final Acceptance” has the meaning specified in Section 4.5.

“Force Majeure Event” has the meaning specified in Section 17.1.

“Foreground IP” has the meaning specified in Section 12.1.2. “Indemnified Party” has the meaning specified in Section 13.9.1.

“Indemnifying Party” has the meaning specified in Section 13.9.1.

“Initial Exhibit Set” has the meaning specified in Section 1.3.

“Intellectual Property” or “IP” has the meaning specified in Section 12.1.

“IP Claim” has the meaning specified in Section 13.1.

“Key Milestone” means any milestone identified as a Key Milestone in the Milestone Schedule as set forth in the respective SOW.

“Key Personnel” means those individuals or roles expressly identified in the applicable Statement of Work as being a Key Personnel.

“Major Subcontractor” means a Subcontractor related to the performance of this Contract and who is engaged for 25% or more of the total work to be performed by a Party under the applicable Statement of Work

“Milestone” shall mean any milestone event identified in the Milestone Schedule.

“Milestone Date” shall mean the date upon which a Milestone is scheduled to be completed, as specified in the applicable Milestone Schedule.

“Milestone Schedule” means (i) with respect to the initial SDR Modem Platform, the milestone schedule set forth in Exhibit C; and (ii) with respect to any other SDR Modem Platform, the milestone schedule set forth in the mutually agreed upon schedule identified by the applicable Exhibit Set.

“Notice of Election” has the meaning specified in Section 13.7.1.

“Payment Milestone” means a Milestone, the achievement of which triggers a payment obligation by Customers, as set forth in the payment schedule of the applicable Exhibit Set.

“Product Deliverable” means any Deliverable identified as a “Product Deliverable” in the respective SOW.

“Program Managers” means Contractor Program Manager and Customers Program Managers identified pursuant to Section 9.3.

“Receiving Party” has the meaning specified in Section 15.1.1.

“SDR Modem Platform” has the meaning specified in the Recitals, as further described in Initial Exhibit Set.

“Services” has the meaning specified in Section 1.4.

“Specification” shall mean Exhibit B of the applicable Exhibit Set.

“Statement of Work” or “SOW” shall mean the applicable Statement of Work included in an Exhibit Set.

“Subcontractor” means any third party supplier, contractor, consultant or any other third party person or entity engaged, directly or indirectly (at any tier), by a Party to provide any portion of the CFI, Deliverables or Services. On Customers side, a Subcontractor shall always be jointly commissioned by all Customers.

“Warranty Period” has the meaning specified in Section 8.2.5.

Attachment 2

Contractor Competitors

3 plus 1

ADI / MediaTek

Axiom

Bitwave

Broadcom

EMP

Freescale

Icera

NEC

NXP

Qualcomm

Quorum (acquired by Spreadtrum)

Renesas

RFMD

Sandbridge

Sequoia

Sirific

Skyworks

Spreadtrum

ST

TI

Triquint

and any successors in interest of any of the foregoing

Attachment 3

Customers Competitors

Globalstar

ICO

Inmarsat

Iridium

SES/Eutelsat

Europamax

Thuraya

Ondas

World Radio

Yaz Media

and any successors in interest of any of the foregoing